As filed with the Securities and Exchange Commission on August 18, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0811062 (I.R.S. Employer Identification No.)

10307 Pacific Center Court
San Diego, California 92121
(Address of Principal Executive Offices)

THE LEAP WIRELESS INTERNATIONAL, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

S. Douglas Hutcheson
Chief Executive Officer
Leap Wireless International, Inc.
10307 Pacific Center Court
San Diego, California 92121
(Name and address of agent for service)
(858) 882-6000
(Telephone number, including area code, of agent for service)

Copies to:
Barry M. Clarkson, Esq.
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
(858) 523-5400

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
	to Be	Offering Price	Offering	Registration
Title of Securities to Be Registered	Registered (1)	Per Share	Price	Fee
Common stock, par value $0.0001 per share	800,000 Shares(2)	$36.08(3)	$28,864,000	$3,398

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 800,000 shares of the Registrant’s common stock available for future issuance under The Leap Wireless International, Inc. Employee Stock Purchase Plan (the “ESPP”).

(3)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based on the average $36.08 of the high ($36.82) and low ($35.34) prices of the Registrant’s common stock as reported on the Nasdaq National Market on August 16, 2005.

PART I
Item 1. Plan Information.
     Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not required to be filed with this Registration Statement.
PART II
Item 3. Incorporation of Documents by Reference.
     The Securities and Exchange Commission (the “Commission”) allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:
(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed by us with the Commission on May 16, 2005 (File No. 000-29752);

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed by us with the Commission on June 15, 2005 (File No. 000-29752);

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed by us with the Commission on August 12, 2005 (File No. 000-29752);

(4)	Our Current Reports on Form 8-K filed by us with the Commission on January 5, 2005, January 6, 2005, January 11, 2005, January 14, 2005, February 4, 2005, February 14, 2005, February 24, 2005, March 2, 2005, March 17, 2005, March 28, 2005, March 31, 2005, April 1, 2005, April 15, 2005, May 9, 2005, June 7, 2005, June 23, 2005, June 27, 2005, July 14, 2005, July 25, 2005 and August 10, 2005; and

(5)	The description of our common stock contained in our Registration Statement on Form 10 filed by us with the Commission on July 1, 1998, as amended (File No. 000-29752).
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Our officers and directors are covered by the provisions of the Delaware General Corporation Law (the “DGCL”), the charter, the bylaws, individual indemnification agreements with us and insurance policies which serve to limit, and, in some instances, to indemnify them against, liabilities which they may incur in those capacities. These various provisions are described below.
     Elimination of Liability in Certain Circumstances. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations authorized by the DGCL, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our charter limits the liability of directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the Delaware statute. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as director, except for liability:
•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.
     Indemnification and Insurance. Under the DGCL, we have the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to our best interests, to indemnify our directors and officers in connection with actions, suits or proceedings brought against them by a third party or in our name, by reason of the fact that they were or are our directors or officers; and against expenses, judgments, fines and amounts paid in settlement in connection with that action, suit or proceeding. The bylaws generally provide for mandatory indemnification of our directors and officers to the full extent provided by Delaware corporate law. In addition, we have entered into indemnification agreements with our directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under the DGCL, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.
     We have purchased and intend to maintain insurance on behalf of any person who is or was our director or officer, or is or was our director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not we would have the power or obligation to indemnify him or her against that liability under the provisions of our charter or bylaws.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling pursuant to the foregoing provisions, those provisions are, in the opinion of the SEC, against public policy as expressed in the Securities Act and are therefore unenforceable.
Item 7. Exemption From Registration Claimed.
     Not applicable.

Item 8. Exhibits.

4.1*	The Leap Wireless International, Inc. Employee Stock Purchase Plan.
5.1	Opinion of Latham & Watkins LLP.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the Signature Page).

*	Incorporated by reference to Appendix B to our definitive Proxy Statement filed by us with the Commission on August 10, 2005 (File No. 000-29752).
Item 9. Undertakings.
     We hereby undertake:
                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 18th day of August, 2005.

LEAP WIRELESS INTERNATIONAL, INC.
By:	/s/ S. Douglas Hutcheson
S. Douglas Hutcheson
Chief Executive Officer and President

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. Douglas Hutcheson and Robert J. Irving, Jr., and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. Douglas Hutcheson S. Douglas Hutcheson	Chief Executive Officer, President and Director (Principal Executive Officer)	August 18, 2005

/s/ Dean M. Luvisa Dean M. Luvisa	Vice President, Finance, Treasurer and Acting Chief Financial Officer (Principal Financial Officer)	August 18, 2005

/s/ Grant A. Burton Grant A. Burton	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	August 18, 2005

/s/ James D. Dondero James D. Dondero	Director	August 18, 2005

/s/ John D. Harkey, Jr. John D. Harkey, Jr.	Director	August 18, 2005

/s/ Robert V. LaPenta Robert V. LaPenta	Director	August 18, 2005

/s/ Mark H. Rachesky, M.D. Mark H. Rachesky, M.D.	Director	August 18, 2005

/s/ Michael B. Targoff Michael B. Targoff	Director	August 18, 2005

EXHIBIT INDEX

Exhibit
Number
4.1*	The Leap Wireless International, Inc. Employee Stock Purchase Plan
5.1	Opinion of Latham & Watkins LLP.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the Signature Page).

*	Incorporated by reference to Appendix B to our definitive Proxy Statement filed by us with the Commission on August 10, 2005 (File No. 000-29752).